Exhibit 99.1

FOR IMMEDIATE RELEASE

Javelin Pharmaceuticals Reports Preliminary Financial Results
for 2005 Fiscal Year

CAMBRIDGE, Mass., April 3 / PRNewswire-FirstCall / -- Javelin Pharmaceuticals, Inc. (OTC Bulletin Board: JVPH.OB - News) today reported its preliminary unaudited financial results for the year ended December 31, 2005. The Company also reported that it has filed for an extension to file its Form 10-K, pending completion of an independent counsel inquiry into the credibility of statements made by a former employee now being reviewed by the staff of the Securities and Exchange Commission (SEC) regarding certain accounting matters. The independent counsel expects to complete this inquiry within the next two weeks. The Company believes that its prior disclosures were accurate and there will not be any impact on its financial statements.

The former employee had also filed a complaint with the Department of Labor (DOL) alleging discriminatory employment practices by the Company with regard to his termination of employment. After reviewing the Company's answer, the DOL indicated that it would dismiss the complaint, at which time the employee requested withdrawal of the complaint. The documents sought for review by the SEC cover the factual matters alleged in the employee's complaint to the DOL.

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Forward Looking Statement

This news release contains forward-looking statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other governmental regulation, our ability to obtain working capital, our ability to successfully develop and commercialize drug candidates, and competition from other pharmaceutical companies.

JAVELIN PHARMACEUTICALS, INC.

PRELIMINARY UNAUDITED CONSOLIDATED FINANCIAL INFORMATION

Consolidated Statements of Operations

	Year Ended December 31
	2004	2005
Revenues:
Government grants and contracts	$836,841	$1,547,753
Operating expenses:
Research and development	4,806,073	7,212,801
General and administrative	2,702,673	5,222,104
Depreciation and amortization	31,796	44,321
Total operating expenses	7,540,542	12,479,226
Operating loss	(6,703,701)	(10,931,473)
Other income (expense):
Interest expense	(356,370)	(65)
Interest income	9,016	319,766
Other income	4,227	-
Total other income (expense)	(343,127)	319,701
Net loss attributable to common stockholders	$(7,046,828)	$(10,611,772)
Net loss per share attributable to common stockholders
Basic and diluted	$(0.64)	$(0.38)
Weighted average shares	10,936,922	27,831,188

 Consolidated Balance Sheets

	December 31,
	2004	2005
Assets:
Cash and cash equivalents	$14,782,980	$33,307,449
Other current assets	203,160	917,459
Fixed assets, at cost, net of accumulated depreciation	137,651	161,866
Other assets	31,750	52,188
Total assets	15,155,541	34,438,962

Liabilities:
Total current liabilities	2,813,573	1,237,019
Stockholders’ equity:
Common stock	25,626	40,404
Additional paid-in capital	64,294,992	95,355,368
Unearned compensation	(950,349)	(553,756)
Deficit accumulated during the development stage	(51,028,301)	(61,640,073)
Total stockholders’ equity	12,341,968	33,201,943
Total liabilities and stockholders’ equity	$15,155,541	$34,438,962

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